UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): October 2, 2006
Delta Apparel, Inc.
(Exact Name of Registrant as Specified in its Charter)
Georgia
(State or Other Jurisdiction
of Incorporation)

1-15583	58-2508794

(Commission File Number)	(IRS Employer Identification No.)

2750 Premiere Parkway, Suite 100, Duluth, Georgia	30097

(Address of Principal Executive Offices)	(Zip Code)
(678) 775-6900
(Registrant’s Telephone Number,
Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.
     On October 2, 2006, Delta Apparel, Inc. (“Delta Apparel”) completed the acquisition of substantially all of the assets of Fun-Tees, Inc. (“Seller”) and its business of designing, manufacturing, marketing, and selling private labeled knitted custom t-shirts (the “Acquisition”). The assets acquired include substantially all of Seller’s equipment, inventories, and accounts receivable. The Acquisition was consummated pursuant to an Asset Purchase Agreement (the “Asset Purchase Agreement”) dated as of August 17, 2006 among Delta Apparel, Seller, and Henry T. Howe, James C. Poag, Jr., Beverly H. Poag, Lewis G. Reid, Jr., Kurt R. Rawald, Larry L. Martin, Jr., Julius D. Cline and Marcus F. Weibel, each of whom is a shareholder of Seller.
     The aggregate consideration paid to Seller at Closing for substantially all of the assets of Seller consisted of a cash payment of $20 million, subject to certain post-closing adjustments, including an adjustment based on the actual working capital purchased. Delta Apparel funded the Acquisition through draws under its revolving credit facility.
     Prior to the Acquisition, there were no material relationships between Delta Apparel or its affiliates, on the one hand, and Seller, or the shareholders of Seller party to the Asset Purchase Agreement, on the other hand. In connection with the Closing of the Acquisition, Delta Apparel entered into employment agreements with certain of the shareholders of Seller party to the Asset Purchase Agreement.
     A copy of the Asset Purchase Agreement is attached as Exhibit 2.1 to Delta Apparel’s Form 8-K filed on August 21, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELTA APPAREL, INC.
Date: October 6, 2006	/s/ Deborah H. Merrill
Deborah H. Merrill
Vice President, Chief Financial Officer, and Treasurer

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